Exhibit 10.80

SIXTH AMENDMENT

TO

LEASE OF OFFICE SPACE

BETWEEN

BROOKFIELD DEVELOPMENT CALIFORNIA INC.,

AS THE SUCCESSOR IN INTEREST TO BCED MINNESOTA INC.,

AS LANDLORD AND INTER-REGIONAL FINANCIAL GROUP, INC.,

AS TENANT

THIS SIXTH AMENDMENT is made and entered into this 27th day of November 1996, by and between Brookfield Development California Inc., as the successor in interest to BCED Minnesota Inc. (“Landlord”) and Inter-Regional Financial Group, Inc. (“Tenant”).

WITNESSETH THAT:

WHEREAS, BCED Minnesota Inc. (“BCED”), as lessor and predecessor in interest to Landlord, and Tenant, made and entered into that certain Lease of Office Space dated as of February 6, 1989 (the “Initial Lease”), covering among other things space in the Dain Bosworth Place located on the parcel of land in the City of Minneapolis, Minnesota that is legally described on Exhibit A attached hereto and made a part hereof; the Initial Lease was amended by that certain First Amendment of Lease of Office Space dated as of May 14, 1991, by that certain Second Amendment to Lease of Office Space dated as of December 23, 1991, by that certain Third Amendment to Lease of Office Space dated as of July 15, 1992, by that certain Fourth Amendment to Lease of Office Space dated as of July 29, 1993, by that Fifth Amendment to Lease of Office Space dated March 30, 1994 (“Fifth Amendment”) and by that Letter Agreement (the “Letter Agreement”) dated May 3, 1994 (the Initial Lease as so amended is referred to herein as the “Lease”); and

WHEREAS, Landlord and Tenant desire to further supplement and amend the Lease as hereinafter provided.

NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration, the receipt and SUfficiency of which are hereby acknowledged, Landlord and Tenant hereby agree that the Lease is hereby supplemented and amended as follows:

1.0	Definitions

1.1	Except as specifically defined herein, all captioned terms shall have the meanings given them in the Lease.

1.2	In this Sixth Amendment:

(a)	“Ninth Expansion Option Space Delivery Date” means a date occurring no earlier than September 1, 1996 but in no event later than March 1, 1997.

(b)	“Ninth Expansion Option Improvement Allowance” means an amount equal to $40 .00 multiplied by the number of Square Feet in Ninth Expansion Option Space.

2.0	Replacement Definitions

(a)	Section 1.2(y) of the Fifth Amendment is hereby deleted and replaced with the following:

“1.2(y)	“Ninth Expansion Option Space” means approximately 13,737 Square Feet, located on the seventh Floor of the Building as shown by crosshatching on Exhibit B hereto.”

(b)	Section 1.2(z) of the Fifth Amendment is hereby deleted and replaced with the following:

“1.2(l)	“Ninth Expansion Option Space Commencement Date” means the earlier of (i) the date Tenant occupies all or part of Ninth Expansion Option for the regular conduct of its business, or (ii) December 1, 1996.”

(c)	Section 1.2(cc} of the Fifth Amendment is hereby deleted and replaced with the following :

“1.2(cc)	“Tenth Expansion Option Space” means approximately 5,522 Square Feet, located on the seventh Floor of the Building as shown on Exhibit B hereto.”

(d)	Section 8.1 of the Fifth Amendment is hereby deleted and replaced with the following:

“8.1	Tenant shall have an option (“Ninth Expansion Option”) to add to the Premises the Ninth Expansion Option Space. The Ninth Expansion Option shall be exercised, if at all, by written notice from Tenant to Landlord given not later than September 1, 1996 (such notice is hereinafter referred to as the “Ninth Expansion Option Space Notice”).”

3.0	Addition of Ninth Expansion Space.

3.1	Landlord hereby demises and leases to Tenant the Ninth Expansion Option Space, and Tenant hereby leases and accepts from Landlord the Ninth Expansion Option Space to have and to hold, on and subject to the terms and conditions of the Lease, except as provided in this Sixth Amendment.

3.2	The term for the lease of the Ninth Expansion Option Space shall commence on the Ninth Expansion Option Space Delivery Date, and shall end on the same day the Lease terminates.

3.3	Subject to the provisions of 3.4 of this Sixth Amendment, Annual Rent for the Ninth Expansion Option Space shall be equal to:

(a)    $16.75 multiplied by the number of Square Feet in the Ninth Expansion Option Space for each twelve month period in respect of the period commencing on the Ninth Expansion Option Space Commencement Date, and ending on November 30, 2001;

(b)    $19.75 multiplied by the number of Square Feet in Ninth Expansion Option Space for each twelve month period in respect of the period commencing December 1, 2001 and ending December 2, 2006.

3.4	Provided Tenant is not in default under the terms of the Lease, Annual Rent and Occupancy Costs for the Ninth Expansion Option Space shall be payable as follows:

(a)    No Annual Rent or Occupancy Costs shall be due or payable in respect of that certain portion of the Ninth Expansion Option Space consisting of approximately 4,107 Square Feet, as indicated on Exhibit C attached hereto, for the period commencing on the Ninth Expansion Option Space Delivery Date until the earlier of (i) the date Tenant occupies such 4,107 Square Feet for the regular conduct of its business, or (ii) April 1, 1997.

(b)    No Annual Rent shall be due and payable in respect of the remaining Ninth Expansion Option Space consisting of approximately 9,627 Square Feet during the interval between the Ninth Expansion Option Space Delivery Date and the Ninth Expansion Option Space Commencement Date.

3.5	Tenant shall pay Annual Rent to Landlord in advance in equal monthly payments at the times and in the manner as rental payments are to be made pursuant to the Lease.

3.6	Renewals -- The Ninth Expansion Option Space shall be subject to the same right of renewal (if any) as are contained in the Lease, and any renewal of the Lease in accordance therewith shall be deemed to be a renewal of Tenant’s lease of the Ninth Expansion Option Space upon the same terms and conditions as are applicable to such renewal of the Lease.

3.7	Default -- any default by Tenant under the Lease shall be deemed to be a default under Tenant’s lease of the Ninth Expansion Option Space arid any default under Tenant’s lease of the Ninth Expansion Option Space shall be deemed to be a default under the Lease.

3.8	Termination -- If the Lease terminates for any reason whatsoever, Tenant’s lease of the Ninth Expansion Option Space shall terminate on the same date.

3.9	Occupancy Costs -- Subject to the provisions of 3.4 of this Sixth Amendment of Lease, Tenant shall pay as additional Rent, Occupancy Costs and Tax Costs and other amount in respect of the Ninth Expansion Option Space at the times and in the manner as payments of Occupancy Costs and Tax Costs and other amounts are to be made pursuant to the Lease. No Occupancy Costs or Tax Costs shall be due or payable in respect of the Ninth Expansion Option Space during the interval between the Ninth Expansion Option Space Delivery Date and the Ninth Expansion Option Space Commencement Date.

3.10	Condition of Additional Space -- Tenant shall take the Ninth Expansion Option Space in “as is “as is” condition, and no Landlord improvements shall be required in respect thereto. Tenant may, at any time after the Ninth Expansion Option Space Delivery Date, at its soles cost and expense construct improvements to the Ninth Expansion Option Space pursuant to plans approved by Landlord, on and subject to all applicable provisions of the Lease. Landlord will not unreasonably refuse or delay granting its approval to Tenant’s proposed plans and specifications.

3.11

Improvement Allowance -- provided there exists no material default (beyond any applicable grace period) under the terms of the Lease, Landlord shall pay to Tenant the Ninth Expansion Option Improvement Allowance in monthly intervals. Any draw requests shall be submitted to Landlord no later than the fifth (5th) day of the month during which payment is to be made. Each draw request shall be accompanied by an invoice from the Tenant’s construction manager, contractor, architect, engineer, designer or other permitted third party specifying the percentage of completion as to each of the items performed and invoiced and the amount to be drawn for such services and shall include a lien waiver from the Tenant’s contractor for the applicable portion of Tenant’s Work. On or before the twenty-sixth (26th) day of that month, Landlord shall deliver a check or checks issued to the contractor or other payee or jointly in the name of Tenant, or Tenant’s construction manager, and contractor, architect, engineer, designer or other designated third party for the amount of the requested draws . Payment shall be consistent with the amount set forth in the lien waiver. Upon the final completion of Tenant’s Work, Tenant shall be required to provide to Landlord, final lien waivers from Tenant’s contractor, subcontractors and primary suppliers. Notwithstanding anything contained herein to the contrary, draw requests received by Landlord after the fifth (5th) day of the month shall not require payment to Tenant, or other designated third party until the twenty-sixth (26th) day of the following month. In the event that Tenant’s expenditures for improvements to the Ninth Expansion Option Space are less than the Ninth Expansion Option Improvement Allowance the remaining balance (after reimbursing Tenant for such expenditures) of the Ninth Expansion Option Improvement Allowance shall be credited against Annual Rent next coming due under the Lease.

4.0	Lease Except as herein specified, supplemented and amended the Lease shall remain in full force and effect.

5.0

Brokerage Commission    Tenant acknowledges that it has been represented in this Lease transaction by Nelson, Tietz and Hoye (the “Broker”), that no other broker has served Tenant as a procuring cause in respect of Tenant entering into this Sixth Amendment and Landlord and Tenant represent each to the other that no other broker is entitled to any commission and compensation for this Sixth Amendment. Landlord and Tenant warrant and agree to save and hold each other harmless from any and all leasing commissions, costs, and liability including reasonable attorney fees with respect to the Ninth Expansion Option Space regarding any other broker claiming to be the authorized broker/representative for Tenant. In consideration of Tenant entering into this Sixth Amendment of Lease, Landlord shall pay a commission to the Broker in the amount of $3.00 per square foot contained in the Ninth Expansion Option Space. Payment shall be made one half upon execution of this Sixth Amendment and one-half

Upon the Ninth Expansion Option Space Commencement Date. Teant hereby agrees to indemnify, defend and hold Landlord harmless against any claim to commission or other compensation by a broker agent under contract or associated with Tenant based upon any of the above-referenced transactions.

IN WITNESS WHEREOF, Landlord and Tenant have hereunto set • their hands as of the date first above written.

LANDLORD:

BROOKFIELD DEVELOPMENT
CALIFORNIA INC., AS SUCCESSOR
IN INTEREST TO BCED MINNESOTA INC.

By:	/s/ Authorized Signatory
Its VICE PRESIDENT

By:	/s/ Authorized Signatory
Its VICE PRESIDENT

TENANT:

INTER-REGIONAL FINANCIAL
GROUP, INC.

By:	/s/ Authorized Signatory
Its Sr. Vice Pres.

EXHIBIT A

Parcel 1:

Lots 1, 2, 9 and 10, and the Northwesterly 23 feet (front and rear) of Lots 3 and 8, all in Block 87, Town of Minneapolis, (now City of Minneapolis); also the Northwesterly  1/2 of the alley running through the center of said Block 87, from 5th Street to 6th Street (being streets in the City of Minneapolis), the Northwesterly boundary line of which alley is parallel to and 23 feet Southeasterly from the Northwesterly line of said Lots 3 and 8, in said Block 87, it being intended hereby to embrace the Northwesterly  1/2 of said Block 87.

Parcel 2:

The Northwesterly 10 feet of the following described property:

All that part of Block 87 in the original town of Minneapolis (now part of the City of Minneapolis) bounded and described as follows, to-wit: Commencing at the most Easterly corner of said Block 87 being the corner formed by the intersection of the Southwesterly boundary line of Fifth Street with the Northwesterly boundary line of First Avenue South (now Marquette Avenue and formerly Minnetonka Street) in the City of Minneapolis; thence running Southwesterly along the line dividing said Marquette Avenue from said Block 87 a distance of 165 feet, more or less, to an intersection with aline drawn through the center of said Block 87 parallel with and equally distant from the Northeasterly boundary line of Sixth Street and the Southwesterly boundary line of Fifth Street; thence running Northwesterly along said line drawn through the center of Block 87 a distance of 165 feet; thence Northeasterly and parallel with and said Northwesterly boundary line of said Marquette Avenue a distance of 165 feet; thence Northeasterly parallel with the said Northwesterly boundary line of said Marquette Avenue a distance of 165 feet, more or less, to the Southwesterly boundary line of Fifth Street from said Block 87 a distance of 165 feet to the point of beginning, according to the plat thereof on file and of record in the office of the County Recorder, in and for Hennepin County, Minnesota.

Parcel 3:

The Northwesterly 10 feet of the following described Tract:

The Southeasterly Half front and rear of Lot 3, Block 87, Town of Minneapolis and the Southwesterly Half front and rear of the Southeasterly Half front and rear of the vacated alley in said Block, according to the plat thereof on file and of record in the office of the Register of Deeds in and for said County.